Exhibit 10.14

This is a translation into English of the official German version of the agreement. In the event of a conflict between the English and German texts, the German text shall prevail.

Shareholders’ agreement

between

1.	Vartex International LLC, Sharjah Media City, Sharjah, United Arab Emirates (registration number 2112180)

hereinafter referred to as “Shareholder A”,

and

2.	Gilbert Edgar Schöni, born on August 29, 1961, Rakia Building AI Hamra, AI-Jazeera Al-Hamra, P.O. Box 86489, Ras al Khaimah, United Arab Emirates

hereinafter referred to as “Shareholder B”,

and

3.	EMBL Enterprise Management Technology Transfer GmbH, Boxbergring 107, 69126 Heidelberg, Germany (registered in the commercial register of the Mannheim Local Court under HRB 336336)

hereinafter referred to as “Shareholder C”,

and

4.	European Molecular Biology Laboratory, an intergovernmental organization with its headquarters at Meyerhofstrasse 1, 69117 Heidelberg, Germany,

hereinafter referred to as “Shareholder D”,

and

5.	Xlife Sciences AG, Klausstrasse 19, 8008 Zurich, Switzerland (registered in the Commercial Register of the Canton of Zurich under CHE-330.279.788)

hereinafter referred to as “Shareholder E”,

as well as

6.	Veraxa Biotech AG (formerly operating under the name VELAXA AG), c/o Xlife Sciences AG, Klausstrasse 19, 8008 Zurich, Switzerland (registered in the Commercial Register of the Canton of Zurich under CHE-191.735.923)

hereinafter referred to as “Company,”

Shareholder A, Shareholder B, Shareholder C, Shareholder D, and Shareholder E, hereinafter collectively referred to as “Existing Shareholders” or “Shareholders” and individually “Existing Shareholder” or “Shareholder”, the Existing Shareholders and the Company hereinafter jointly referred to as “Parties” and individually as “Party”,

This is a translation into English of the official German version of the agreement. In the event of a conflict between the English and German texts, the German text shall prevail.

with regard to the shares of Veraxa Biotech AG (formerly operating under the name
VELAXA AG) and the associated rights and obligations

Preamble

Veraxa Biotech AG (formerly operating under the name VELAXA AG) (CHE- 191.735.923) is a stock corporation under Swiss law (hereinafter referred to as the “Company”) with its registered office in Zurich, Switzerland. The purpose of the Company is to participate in other companies in the field of microfluidic screening of diagnostic or therapeutic antibodies as well as chemical or recombinant modification, formatting, validation, preclinical and/or clinical development and marketing in Switzerland and abroad, and to provide strategic management for these companies.

The Existing Shareholders wish to exercise their rights and obligations as shareholders of the Company in the common interest in order to secure control of the Company and, if possible, to maximize the value of their interest in the Company. They will therefore subordinate their statutory and corporate status as shareholders of the Company in accordance with this Shareholders’ Agreement (hereinafter referred to as the “Agreement”) for the common purpose.

I.	General obligations to fulfill the Agreement

1	Each shareholder hereby undertakes

(i)	to exercise all of its powers as a shareholder in general and its voting rights in particular, and

(ii)	to ensure that each member of the Board of Directors nominated by this shareholder exercises all of his or her powers and voting rights on the Board of Directors, to the extent permitted by law and consistent with the institutional duties of that member of the Board of Directors, in accordance with the provisions of this agreement, and to ensure that the provisions of this agreement are implemented in full and remain effective at all times during its term.

II.	Capital and shareholder structure

2	The Existing Shareholders are shareholders of the Company.

3	The Company was incorporated on November 19, 2020 with a share capital of CHF 100,000 (one hundred thousand Swiss francs) and was entered in the commercial register of the Canton of Zurich on December 2, 2020. At the time of its formation, the share capital was divided into 100,000 (one hundred thousand) fully paid-up registered shares with a par value of CHF 1 (one Swiss franc) each.

This is a translation into English of the official German version of the agreement. In the event of a conflict between the English and German texts, the German text shall prevail.

4	In connection with the contribution of Velabs Therapeutics GmbH and ARAXA Biosciences GmbH (both in Heidelberg, Germany) to the Company, the share capital was increased by a total of CHF 11,500,000 to CHF 11,600,000 (eleven million six hundred thousand Swiss francs), divided into 11,600,000 (eleven million six hundred thousand) fully paid-up registered shares with a par value of CHF 1.00 (one Swiss franc) each, by a publicly certified resolution of the Company’s general meeting on December 23, 2020. The capital increase was entered in the commercial register of the Canton of Zurich on February 15, 2021.

5	At the time of signing this Agreement, the Existing Shareholders hold the following registered shares or percentages of the Company’s share capital:

–	Shareholder A: 3,214,844 registered shares with a par value of CHF 1 (27.7142%)
–	Shareholder B: 3,214,844 registered shares with a par value of CHF 1 (27.7142%)
–	Shareholder C: 252,687 registered shares with a par value of CHF 1 (2.1783%)
–	Shareholder D: 2,597,465 registered shares with a par value of CHF 1 (22.3919%)
–	Shareholder E: 2,320,160 registered shares with a par value of CHF 1 (20.0014%)

6	If a Shareholder acquires additional shares in the Company at a later date, the provisions of this Agreement shall also apply to these shares.

Each Shareholder who is or becomes a party to this Agreement has a free quota of 6% of the Company’s shares, calculated on the basis of the total share capital, over which he or she may freely dispose and which is not subject to the transfer restrictions of this Agreement (right of first refusal, right of co-sale and obligation to co-sell).

If a third party acquires shares via a capital increase or by purchasing them from a Shareholder’s free quota, it must join this shareholders’ agreement if its total position exceeds 6.0% of the total share capital.

7	The Company has not issued any share certificates and will not do so during the term of this Agreement. Anyone entered in the share register is considered a Shareholder by the Company. The currently valid share register is attached to this agreement as Appendix 1.

III.	Articles of association and organizational regulations

8	The Parties undertake to agree at the next appropriate opportunity to amend the Company’s articles of association (“Articles of Association”) to the extent possible to bring them into line with this Agreement and to reflect the rights and obligations provided for therein, and to issue organizational regulations for the Company (“Organizational Regulations”) which reflect the provisions of this Agreement to the extent possible. The current Articles of Association are attached to this Agreement as Annex 2.

9	In the event of any conflict or discrepancy between the provisions of this Agreement and the then valid Articles of Association, the then valid Organizational Regulations, or any other relevant documents of the Company, the provisions of this Agreement shall prevail for the relationship between the Shareholders.

This is a translation into English of the official German version of the agreement. In the event of a conflict between the English and German texts, the German text shall prevail.

IV.	Board of Directors

10	The Board of Directors consists of four to six members, each elected by the General Meeting for a term of one year, whereby the period from one ordinary General Meeting to the end of the next General Meeting is considered one year.

11

Each Shareholder or group of Shareholders affiliated within a corporate group who holds at least 20% of the Company’s share capital (hereinafter referred to as “Significant Shareholders”) is entitled to nominate one representative to the Board of Directors. Each additional shareholding of at least 20% of the share capital entitles the Shareholder to one additional seat on the Board of Directors. If Significant Shareholders hold at least 40% of the share capital, they have the right to nominate two members of the Board of Directors, if at least 60% three members of the Board of Directors, and so on. If the shareholding of a Significant Shareholder falls below 20% of the share capital, they lose their right to representation on the Board of Directors.

The Parties undertake to elect the member or members of the Board of Directors proposed by the relevant Significant Shareholders, provided that there are no obvious important reasons for rejecting the proposed person or persons.

In addition to the representatives of the Significant Shareholders, the Board of Directors shall consist of members who are independent of the Significant Shareholders (“Independent Directors”), whereby at least one member of the Board of Directors must always be an Independent Director.

12	The Board of Directors shall constitute itself. An Independent Member of the Board of Directors shall serve as Chairman of the Board of Directors.

13	The members of the Board of Directors have joint signing authority by two. If only one member is resident in Switzerland, that member has sole signing authority. In all other respects, the organization, representation, and decision-making quorums of the Company’s Board of Directors, as well as any compensation for its members, are governed by the organizational regulations.

V.	Voting agreements

A.	Resolutions of the General Meeting

14	The Parties undertake to only resolve on the following matters at the Company’s general meeting if a majority of 4/5 (80%) of the Company’s total share capital and all voting rights approve the resolution:

–	any amendment to the Articles of Association;
–	any changes to the capital, including capital reductions, capital increases and restrictions or withdrawal of subscription rights and pre-emptive rights, as well as the issue of participation certificates;
–	the sale or other disposal of all or a substantial part of the assets of the Company;
–	dissolution and liquidation of the Company;
–	merger resolutions, demerger resolutions, conversion resolutions, and similar reorganization measures;
–	determination of dividends;
–	election of members of the Board of Directors;
–	election of the auditors;
–	discharge of the Board of Directors; and
–	any resolutions in connection with a listing of the Company’s shares or an IPO.

This is a translation into English of the official German version of the agreement. In the event of a conflict between the English and German texts, the German text shall prevail.

B.	Resolutions of the Board of Directors

15	The Shareholders undertake to ensure that the members of the Board of Directors representing them, subject to their duties as organs of the company, only pass positive resolutions on the following matters in the Board of Directors of the Company if and to the extent that all members of the Board of Directors nominated by the Significant Shareholders agree:

–	amendment of the Company’s corporate strategy as defined at the time of conclusion of this Agreement;
–	adoption and amendments to the Organizational Regulations;
–	decisions on the acquisition and sale of shareholdings and the establishment of subsidiaries or branches of the Company;
–	transactions or agreements of the Company with Shareholders or persons closely related to them;
–	discontinuation or commencement of new business areas;
–	any significant change in accounting policies or principles, unless prior approval has been obtained from the Company’s auditors;
–	purchase and sale of assets that are essential to the operation of the Company’s business;
–	any investment, capital expenditure, disposal of assets, assumption of liabilities or any guarantee or surety obligation of the Company in excess of CHF 100,000 (regardless of whether this involves a single transaction or a series of related transactions), unless such expenditure is expressly provided for in an approved budget;
–	conclusion, termination, or substantial amendment of contracts that are material to the Company, in particular those with a total contract value (whether as income or expenditure) of at least CHF 500,000 or a recurring annual contract value of at least CHF 100,000;
–	resolution on the budget for the coming financial year;
–	the sale, transfer, or other disposal of the business or all or substantially all of the assets of the Company;
–	the election of the chairman of the Board of Directors; and
–	any resolutions in connection with a listing of the Company’s shares or an IPO.

VI.	Information rights and accounting

A.	Financial statements and other information

16	During the term of this Agreement, the Company shall send the following documents to each Shareholder by email:

(i)	the audited annual financial statements within 90 days of the end of the financial year;

(ii)	unaudited half-yearly financial statements within 60 days of the end of the relevant half-year;

(iii)	the monthly management accounts within 10 working days of the end of the relevant month; and

(iv)	All information and documents reasonably requested by a shareholder in order to comply with governmental or regulatory requirements, including (but not limited to) information required for the preparation of tax returns, audited financial statements, a prospectus or applications to governmental authorities.

This is a translation into English of the official German version of the agreement. In the event of a conflict between the English and German texts, the German text shall prevail.

B.	Accounting policies and principles

17	The annual financial statements and accounting records of the Company shall be prepared in accordance with the provisions of the Swiss Code of Obligations (“CO”), Swiss GAAP FER or IFRS and the accounting practices and financial reference periods consistent with those used in the preparation of previous financial years, unless the Company informs the Shareholders that there has been a change in the provisions of the CO and/or Swiss GAAP FER and/or IFRS or in the accounting practices or financial reference periods.

VII.	Financing and subscription rights

18	None of the provisions contained in this Agreement shall be construed as a binding obligation on any Shareholder to provide financing to the Company in any form or manner whatsoever (including through equity financing, debt financing, or a combination thereof).

19	Each Shareholder has the right to subscribe for new shares or any other equity-related securities issued by the Company in proportion to their existing shareholding in the Company. All of this is in accordance with the law and the Articles of Association and subject to the exceptions provided for therein.

VIII.	IPO or Listing

20	The Company shall be managed and operated with the aim of maximizing its value for Shareholders. Ultimately, a listing on an internationally recognized stock exchange (“Listing”) or a listing in connection with an initial public offering (“IPO”) on one of these stock exchanges should be pursued. This objective (Listing or IPO) should preferably be achieved in the course of 2022 or, if this is not possible or advisable, at the next possible date thereafter.

21	The Shareholders will take all measures and steps that appear appropriate and reasonable to achieve the goal of Listing or IPO of the Company to the extent possible.

IX.	Transfer restrictions

A.	General restriction

22

Subject to clause 6 above, shares in the Company and pre-emptive rights relating to the shares may only be transferred in accordance with this Section IX, provided, however, that Shareholders may transfer shares to a related party at any time.

For the purposes of this Agreement, “Related Party” shall mean (i) any company, person or organisation that directly or indirectly controls, is controlled by or is under common control with the relevant company, person or organisation through one or more intermediaries, and (ii) in the case of natural persons, the spouse of the relevant person and any person who is related to the relevant person by marriage or blood up to the first or second degree.

If a company, person, or organization ceases to be a related party of the Shareholder who transferred the shares, then that company, person, or organization must immediately transfer the shares back to the relevant Shareholder.

This is a translation into English of the official German version of the agreement. In the event of a conflict between the English and German texts, the German text shall prevail.

B.	Accession to the Agreement

23	Neither natural persons nor legal entities shall be recognized by the Company as Shareholders of the Company with a share of more than 6% of the Company’s share capital if they have not previously submitted a declaration of accession in which they agree to be bound in the same capacity as the transferring shareholder or legal predecessor and to be entitled in accordance with the provisions of this Agreement. Each Party agrees in advance that any person or company that submits such a declaration of accession based on an acquisition of shares permitted under this Agreement shall become a party to this Agreement and that such a declaration of accession does not have to be countersigned by the Parties.

C.	Right of first refusal

aa)	Right of first refusal and notification

24	The Shareholders grant each other and their legal successors, in accordance with this Section IX.C., a mutual right of first refusal (hereinafter referred to as the “Right of First Refusal”) to all shares in the Company that they currently own or will own in the future and that do not fall within the freely available 6% quota in accordance with clause 6 above. A Shareholder may only exercise its Right of First Refusal in relation to all (but not part of) the shares being sold.

25	If a Shareholder (or a group of Shareholders) wishes to sell or otherwise transfer all or part of his or her shares (the “Sale Shares”) to a third party (including another Shareholder, but excluding a Related Party) (e.g., by way of exchange, assignment, gift, etc.) (hereinafter referred to as “Right of First Refusal Event”), this Shareholder (hereinafter referred to as the “Selling Shareholder”) must submit a written offer to all other Shareholders (hereinafter referred to as the “Entitled Shareholders”) (with a copy to the Company) in which the price or consideration and the other essential contractual terms for the proposed transaction are specified (“Right of First Refusal Notification”).

26	If the Selling Shareholder(s) has/have received a concrete purchase offer for the shares to be sold from a third party (including another Shareholder), this offer must be enclosed with the Right of First Refusal Notification. In this case, the purchase price and other terms and conditions of the third party’s purchase offer shall be deemed to be the purchase price and applicable terms and conditions of the Right of First Refusal. If no concrete purchase offer has been made by a third party, the purchase price and terms and conditions offered by the Selling Shareholder shall apply.

bb)	Exercise of the Right of First Refusal

27	Any person entitled to exercise a Right of First Refusal in relation to the Sale Shares must notify the Company and the Selling Shareholder(s) in writing within 20 days of receiving the Right of First Refusal Notification (“Notification of Exercise of Right of First Refusal”). Silence shall be deemed a waiver of the Right of First Refusal with respect to the current Right of First Refusal Event. If more than one Entitled Shareholder exercises its Right of First Refusal, the Sale Shares will be allocated to the Shareholders exercising their Right of First Refusal in proportion to their share of the share capital of the Company at the time the Right of First Refusal Notification was given.

This is a translation into English of the official German version of the agreement. In the event of a conflict between the English and German texts, the German text shall prevail.

28	If the Right of First Refusal is not effectively exercised within the aforementioned period of 20 days from receipt of the Right of First Refusal Notification, the Selling Shareholder(s) shall be free (subject to the provisions of this Section IX) to transfer the Sale Shares to the proposed purchaser within a period of six months after the expiry of the 20-day exercise period for the Right of First Refusal. In doing so, the sale may only be made on terms that are not more favorable to the proposed purchaser than those offered to the Entitled Shareholders. Upon expiry of the six-month sale period without any sale having taken place, the procedure set out in this Section IX.C. shall be repeated prior to any sale.

cc)	Execution of the transfer

29	The purchase price for the Sale Shares is due within 30 days of dispatch of the Notification of Exercise of Right of First Refusal, concurrently with the transfer of the relevant Sale Shares. However, if the specific purchase offer made by the third party provides for a longer period, the longer period specified in the third party’s purchase offer shall apply to the transfer of the shares subject to the Right of First Refusal.

30	The Right of First Refusal is not transferable, unless otherwise specified in this Agreement.

D.	Co-Sale Right (Tag-Along)

aa)	Right of co-sale and notification

31	Each Shareholder hereby grants to each other Shareholder (or its legal successor) the right, in the event of a so-called Tag-Along Event (as defined below), to sell the shares held by that other Shareholder together with those of the Transferring Shareholder(s) to the proposed purchaser in accordance with the provisions of this Section IX.D. (“Co-Sale Right”). A Shareholder may only exercise his Co-Sale Right in relation to all of the shares held by him.

32	If

(i)	a Shareholder or group of Shareholders who directly or indirectly hold more than 50 percent of the share capital and/or voting rights of the Company at that time intends to sell all or part of his/her shares (“Sale Shares”) in one transaction or series of related transactions on the basis of a concrete purchase offer to a proposed acquirer (including a Shareholder but not a related party), or

(ii)	if, as a result of an intended sale of Sale Shares, a Shareholder becomes the new majority shareholder;

(cases (i) and (ii) both referred to as “Tag-AIong Event”), the relevant Shareholder(s) (the “Transferring Shareholder(s)”) shall notify the other Shareholders (with a copy to the Company) thereof in accordance with Section IX.C.aa) (“Tag-Along Notice”). Such Tag-Along Notice may form part of a Right of First Refusal Notification pursuant to Section IX.C.aa).

bb)	Conditions of the Co-Sale Right

33	The conditions under which the Co-Sale Right may be exercised are identical to those applicable to the Transferring Shareholder(s) vis-à-vis the proposed acquirer with regard to the consideration (purchase price) per share and also with regard to the other conditions.

This is a translation into English of the official German version of the agreement. In the event of a conflict between the English and German texts, the German text shall prevail.

cc)	Exercise of the Co-Sale Right

34	Any Shareholder who wishes to exercise their Co-Sale Right in respect of the shares they hold must notify the Transferring Shareholder(s) in writing (with a copy to the Company) within an exercise period of 20 days after receipt of the Tag-Along Notice (“Tag-Along Exercise Notification”). If no Tag-Along Exercise Notification is submitted by the entitled Shareholder by the end of the exercise period, the Co-Sale Right of this Shareholder in relation to the relevant Tag-Along Event shall be deemed forfeited. If the proposed purchaser refuses to purchase the shares from the Shareholders exercising their Co-Sale Right, the Transferring Shareholder(s) shall be prohibited from transferring the relevant shares to the proposed purchaser.

dd)	Transfer to proposed purchaser

35

Subject to the possible exercise of the Right of First Refusal (in accordance with Section XI.C. above), the Transferring Shareholder(s) shall be free to transfer the Sale Shares to the proposed purchaser within a period of six months after the expiry of the 20-day exercise period for the Right of First Refusal, on the terms and conditions communicated to the other Shareholders in the Tag-Along Notice and the Right of First Refusal Notification.

Thereafter, the procedure set out in this Section IX.D. must be repeated prior to any such transfer.

E.	Co-Sell Obligation (Drag-Along)

aa)	Co-Sell Obligation and Notification

36	If a Shareholder or group of Shareholders, acting alone or together, holding more than 66.66 percent of the outstanding share capital of the Company, wishes to transfer all of his/her shares in a transaction or series of related transactions to a proposed acquirer (including another Shareholder, but excluding Related Parties) who wishes to acquire all (and not less than all) of the shares of the Company on the basis of a concrete purchase offer (“Drag-Along Event”), such Shareholder(s) (the “Selling Majority Shareholder(s)”) shall be entitled to require all other Shareholders to sell all of their shares to the proposed acquirer in accordance with the provisions of this Section IX.E. (“Co-Sale Obligation”).

37	The Selling Majority Shareholder(s) shall notify the other Shareholders of this in writing (with a copy to the Company) in accordance with Section IX.C.aa) (“Drag-Along Notice”).

38	For the sake of clarity, and notwithstanding any provisions to the contrary in this Agreement, the Parties agree that the Right of First Refusal (Section IX.C.) and the Co-Sale Right (Section IX.D.) shall not apply or be enforceable in the event of a Drag-Along Event.

bb)	Conditions of the Co-Sale Obligation and transfer to the proposed purchaser

39	The transfer of shares based on the Co-Sale Obligation shall be subject to the same conditions as those set out in the underlying agreement between the Selling Majority Shareholder(s) and the purchaser, provided, however, that — without the consent of the Shareholders affected by the Co-Sale Obligation —

(i)	these conditions must be identical for all Shareholders;

(ii)	the consideration to be provided by the acquirer is to be paid in cash;

(iii)	each Shareholder is liable to the acquirer only for itself (and not jointly and severally with other Shareholders) for representations, warranties, indemnities, and other obligations under the underlying agreement; and

(iv)	the transfer of the shares to the acquirer is completed no later than [three] months after the date of receipt of the Drag-Along Notice by the Company.

This is a translation into English of the official German version of the agreement. In the event of a conflict between the English and German texts, the German text shall prevail.

X.	Fiduciary duty

40	The Parties shall refrain from any activities or actions that are in material conflict with the interests of the Company or that could materially adversely affect its interests.

XI.	Transfer as a result of matrimonial property and inheritance law

41	The provisions on the Right Of First Refusal shall not apply to the transfer of shares as a result of matrimonial property and inheritance law. If a person acquires shares by virtue of matrimonial property and/or inheritance law, that person shall become a party to this Agreement.

XII.	Obligation of legal successors

42	The Parties undertake to transfer their rights and obligations under this Agreement to their legal successors, provided that such legal successors hold more than 6.0% of the total share capital of the Company after acquiring the relevant shares.

XIII.	Transactions with shareholders and related parties

43	All transactions and agreements between the Company and the Shareholders (as well as Related Parties to Shareholders) must be in accordance with market conditions and be carried out on an arm’s length basis.

XIV.	Pledge and usufruct

44	The granting of a right of usufruct to shares, the pledging of shares, their assignment by way of security or their other use as security, as well as the granting of other third-party rights to the shares, are not permitted to one contracting Party without the written consent of the other contracting Parties.

XV.	Legal nature of rights and obligations

45	Unless expressly provided otherwise in this Agreement, the rights and obligations of the Parties under this Agreement are individual and not joint or several. The obligations of the Parties hereunder are contractual in nature, and the parties agree that they do not form or intend to form a simple partnership within the meaning of Art. 530 et seq. CO.

XVI.	Confidentiality and Data Protection

A.	Confidentiality

46	Each Shareholder undertakes to keep the contents of this Agreement and all confidential information received from the Company confidential and not to disclose it to third parties or use it for purposes other than monitoring their investment in the Company, unless the information

This is a translation into English of the official German version of the agreement. In the event of a conflict between the English and German texts, the German text shall prevail.

(i)	is or becomes generally known to the public (except through a breach of this Section XVI.A. by the relevant Shareholder);

(ii)	is or was developed or obtained by this Shareholder independently of the confidential information of the Company; or

(iii)	is or was disclosed to this Shareholder by a third party without breach of any confidentiality obligations of this third party towards the Company.

47	However, a Shareholder may disclose confidential information

(i)	towards its lawyers, auditors, tax advisors, and other professional advisors who are bound to professional secrecy, to the extent necessary for their services in connection with the monitoring of the investment in the Company;

(ii)	to potential purchasers of the shares in the Company held by this Shareholder or to current or future investors in the Company, provided that the potential purchaser or investor is subject to confidentiality obligations that comply with the provisions of this Section XVI.A.;

(iii)	to stock exchanges or courts, government agencies or authorities to which the relevant Shareholder is required to disclose such information; or

(iv)	to the extent required by law or pursuant to an enforceable court or governmental order, provided that the relevant shareholder takes reasonable steps to limit the scope of such disclosure.

B.	Data protection

48	The Parties agree that the Company, its organs and their members as well as the Shareholders (hereinafter collectively referred to as “Recipients”) may, in accordance with the applicable legal provisions, collect, store, process, use or exchange personal data of the Parties manually or electronically for the purpose of managing their shareholdings, exercise their shareholder rights, for regulatory purposes and for statistical analysis. This applies without restriction to personal data that serves to identify the parties concerned (e.g., name, company, profession, address, date of birth) and to personal data that is relevant for the acquisition, exercise or termination of contractual relationships with the Recipient.

49	Subject to any existing confidentiality agreements, the Recipients are also entitled to transfer personal data of the parties concerned to Recipients or persons acting on behalf of a Recipient in member states of the European Union, the Agreement on the European Economic Area or third countries, in particular in the United States of America and the United Kingdom, provided that an adequate level of data protection is guaranteed by the Recipients in such third countries. The Recipients must comply with the provisions of the applicable data protection laws, in particular data secrecy and data security, and must impose corresponding obligations on persons acting on behalf of the respective Recipient and draw their attention to the provisions of the relevant data protection laws.

C.	Continuing validity

50	The provisions of this Section XVI. shall continue to apply even after the termination of this Agreement.

This is a translation into English of the official German version of the agreement. In the event of a conflict between the English and German texts, the German text shall prevail.

XVII.	Entry into force and duration of the Agreement

51	This Agreement shall enter into force upon signature and shall initially be valid for a fixed term of 5 (five) years from the date of signature. During this period, ordinary termination of this Agreement is excluded. Thereafter, either Party may terminate its participation in this Agreement in writing with six months’ notice to the end of a calendar year.

52	Notwithstanding the preceding paragraph of this Section XVII, this Agreement shall terminate

(i)	for one Party in the event of termination of the Agreement for good cause, which shall be deemed to exist if, taking into account all circumstances and weighing the interests involved, the continuation of the Agreement cannot reasonably be expected of the Party concerned;

(ii)	for a Party if it has sold all shares in accordance with the provisions of this Agreement, whereby rights and obligations arising prior to the date of withdrawal shall remain in force; and

(iii)	with immediate effect for all Parties in the event of an IPO or Listing on the first trading day on which the shares of the Company are traded on a stock exchange, subject to any rights and obligations that may be validly agreed by the Parties in connection with the IPO or Listing.

XVIII.	Amendments to the Agreement, Partial Invalidity, and Contractual Gap

53	All amendments and supplements to this Agreement and the termination of this Agreement must be made in writing to be valid.

54	Should individual provisions of this Agreement prove to be invalid, this shall not affect the validity of the remaining provisions. The invalid provisions shall be replaced by legally permissible provisions that come as close as possible to the invalid provisions in terms of their content and economic purpose. This provision shall also apply mutatis mutandis to contractual gaps.

XIX.	Notices

55

All notifications, announcements, and other communications within the scope of this Agreement must be made in writing by registered mail or courier to the addresses listed on the first page of the Agreement, with a copy sent in advance to all Parties by email. The postal addresses and email addresses may be changed from time to time by notification in accordance with this section.

The relevant email addresses at the time of signing this Agreement are as follows:

–	Shareholder A: [ ]
–	Shareholder B: [ ]
–	Shareholder C: [lamm@embl em.de]
–	Shareholder D: [bauer@embl em.de]
–	Shareholder E: [ ]
–	Company: [ ]

This is a translation into English of the official German version of the agreement. In the event of a conflict between the English and German texts, the German text shall prevail.

XX.	Costs and Taxes

56	Unless expressly provided otherwise in this Agreement, each Party shall bear its own costs and expenses incurred or to be incurred in connection with this Agreement and the transactions contemplated herein, as well as all taxes imposed on it.

XXI.	Execution and Entire Agreement Clause

57	This Agreement shall be executed in 6 (six) originals, one for each Existing Shareholder and one original for the Company.

58	This Agreement constitutes the entire agreement between the Parties with regard to the subject matter of the Agreement and supersedes all agreements or arrangements relating to the subject matter of the Agreement that were made between individual Parties prior to the date of this Agreement. The Parties confirm that there are no side agreements between individual Parties that (i) relate to the subject matter of this Agreement, (ii) have not been disclosed to the other Parties, and (iii) whose terms could adversely affect the rights granted to the other Parties under this Agreement.

XXII.	Applicable law

59	This Agreement is governed by the substantive law of Switzerland (excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG) and the conflict of law provisions of international private law).

XXIII.	Place of jurisdiction

60	The ordinary courts in Zurich (Zurich District 1) shall have exclusive jurisdiction over all disputes arising from or in connection with this Agreement.

This is a translation into English of the official German version of the agreement. In the event of a conflict between the English and German texts, the German text shall prevail.

1.	Shareholder A

Place, date:

Vartex International LLC

Signature:	[sig.]
Name:	[David Lukas Deck]
Position:

2.	Shareholder B

Place, date:

Gilbert Edgar Schöni

Signature:	[sig.]
Name:	Gilbert Edgar Schöni
Position:

This is a translation into English of the official German version of the agreement. In the event of a conflict between the English and German texts, the German text shall prevail.

3.	Shareholder C

Place, date: [Heidelberg, 8.10.2021]

EMBL Enterprise Management Technology Transfer GmbH

Signature:	[sig.]
Name:	[Dr. Gabor M. Lamm]
Position:

4.	Shareholder D

Place, date: [Heidelberg, 8.10.2021]

European Molecular Biology Laboratory

Signature:	[sig.]
Name:	[Jürgen Bauer]
Position:

This is a translation into English of the official German version of the agreement. In the event of a conflict between the English and German texts, the German text shall prevail.

5.	Shareholder E

Place, date:	[Zürich, 20.09.2021]

Xlife Sciences AG

Signature:	[sig.]	[sig.]
Name:	[Baumann Oliver]	[Marc Müller]
Position:	[CEO]	[VR]

6.	Company

Place, date:	[Zürich, 21.09.2021]

Veraxa Biotech AG

Signature:	[sig.]
Name:	[Baumann Oliver]
Position:	[VR]

List of appendices:

Appendix 1: Current share register of the Company

Appendix 2: Current Articles of Association